Contact:
Alison R. S. Simard
Tel: (212) 888-0044

Matthew Moth
Tel: 011-44-171-353-9203

                          AUTHORISZOR INC.
           Announces United Kingdom and European Offering

         Boston, Massachusetts, February 8, 2000 - Authoriszor Inc. (OTC:BB:AUOR) announced an offering of its common stock, par value $.01 per share, in the United Kingdom and Europe pursuant to Regulation S under the United States Securities Act of 1933 (the "Securities Act").

         The Company is offering a minimum of 1,850,000 shares (the "Shares") of its common stock. The final purchase price for the Shares and the final number of Shares to be sold will be determined following a period of offering by the Company's placement agent, negotiations with prospective non-United States purchasers by the Company's placement agent, and negotiations between the Company and its placement agent. The Company has agreed to grant certain registration rights to the prospective purchasers of the Shares.

         The current offering of such securities will not be registered under the Securities Act pursuant to Regulation S, and the Shares may not be offered, sold or delivered in the current offering in the United States or to or for the account or benefit of any United States Person (as such terms are defined in Regulation S) . Such securities may not be reoffered or resold in the United States absent registration under the Securities Act or pursuant to an applicable exemption from such registration requirements. Hedging transactions in the common stock may not be engaged in unless in compliance with the Securities Act.